EXHIBIT 25

SECOND AGREEMENT SUPPLEMENTAL TO CREDIT FACILITY AGREEMENT

        THIS AGREEMENT (this “Agreement”), made as of January 28, 2004 is a Second Supplement to the Credit Facility Agreement (as supplemented, the “Credit Facility Agreement”), dated as of September 11, 2001 and supplemented as of January 27, 2003 among MICROLOG CORPORATION, a Virginia corporation (“Parent”), MICROLOG CORPORATION OF MARYLAND, a Maryland corporation (“Subsidiary”), and TFX EQUITIES INCORPORTED, a Delaware corporation (“Lender”). (Parent and Subsidiary are sometimes referred to herein collectively as “Borrowers” and individually as a “Borrower.”)

        Terms used in this Agreement with capital initial letters and not defined herein have the meanings specified therefore in the Credit Facility Agreement.

BACKGROUND

        A. Pursuant to the Credit Facility Agreement, the Borrowers have issued to Lender ten (10) Convertible Subordinated Notes of the Borrowers, each in the principal amount of seventy-five thousand dollars ($75,000), having a Maturity Date (as defined therein) of November 1, 2003 and dated, respectively, as follows: September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, November 7, 2001, November 19, 2001, December 4, 2001 and December 4, 2001 (the “Outstanding Notes”).

        B. Pursuant to the Credit Facility Agreement, Parent has issued to Lender ten (10) Warrants (the “Outstanding Warrants”), each to purchase 10 shares of the Series A Convertible Preferred Stock, par value $0.01 per share, of Parent (the “Series A Preferred Stock”) at a purchase price of $2,625 per share, and dated, respectively, as follows: September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, November 7, 2001, November 19, 2001, December 4, 2001 and December 4, 2001 (the “Outstanding Warrants”).

     C. The purposes of this Agreement are as follows: (1) to provide for an extension of the Maturity Date of the Outstanding Notes to November 1, 2004 and to make certain modifications to conversion price and antidilution adjustment provisions of the Outstanding Notes, in each case, by exchanging (the “Note Exchange”) the Outstanding Notes for Exchange Notes (defined in Section 1.1); and (2) to make certain amendments to the exercise price and antidilution adjustment provisions of the Warrants by exchanging (the “Warrant Exchange” and, together with the Note Exchange, the “Exchanges”) the Outstanding Warrants for Exchange Warrants (defined in Section 1.2).

     D. In consideration of the Exchanges, Parent will issue to Lender a New Warrant (defined in Section 1.3), to purchase 750,000 shares of the Common Stock, par value $0.01 per share, of Parent (the “Common Stock”) at a purchase price of $0.20 per share.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.1 Exchange of Notes. Upon the execution and delivery of this Agreement, Lender will surrender to Borrowers the Outstanding Notes, and Borrowers will issue and deliver to Lender in exchange therefore, ten (10) Convertible Subordinated Notes of Borrowers (the “Exchange Notes”), each duly authorized, executed and issued by the Borrowers in substantially the form of Exhibit A, bearing as the Issue Date thereof the Issue Date of the Outstanding Note in respect of which such Exchange Note is issued.

1.2 Exchange of Warrants. Upon the execution and delivery of this Agreement, Lender will surrender to Parent the Outstanding Warrants, and Parent will issue and deliver to Lender in exchange therefore, ten (10) Warrants (the “Exchange Warrants”), each duly authorized, executed and issued by Parent, in substantially the form of Exhibit B.

1.3 Issuance of New Warrant. Immediately following the Exchanges, Parent will issue and deliver to Lender one warrant to purchase seven hundred fifty thousand (750,000) shares of the Common Stock (the “New Warrant”), duly authorized, executed and issued by Parent, in substantially the form of Exhibit C.

1.4        No Rights under Outstanding Notes or Outstanding Warrants. Immediately following the Exchanges, the Outstanding Notes and Outstanding Warrants shall be canceled and retired and of no further force or effect, and the Holders thereof shall have no continuing rights thereunder or with respect thereto.

2.        Securities Issued Pursuant to the Credit Facility Agreement. The Exchange Notes and Exchange Warrants will be deemed to have been issued pursuant to the Credit Facility Agreement, as further supplemented by this Agreement, and the Holder of any Exchange Notes or Exchange Warrants, as such Holder, will be entitled to all of the benefits provided for in the Credit Facility Agreement with respect to such Exchange Notes and Exchange Warrants, and any Restricted Shares acquired by the Holder upon exercise of the conversion rights provided for in such Exchange Notes or of the exercise rights provided for in such Exchange Warrants. After the issuance of the Exchange Notes and Exchange Warrants pursuant to this Agreement, the term “Notes” in the Credit Facility Agreement shall be deemed to refer to the Exchange Notes and the term “Warrants” in the Credit Facility Agreement shall be deemed to refer to the Exchange Warrants.

3.        Notices. All notices and other communications in connection herewith shall be in writing and shall be deemed to have been duly given if delivered (by physical delivery or by telefax or any other electronic means) to a party at the following address or to such other address as such party may hereafter specify by notice to the others:

4. Certain Principles of Construction.

The following principles of construction will apply to this Agreement:

(a)	Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” or “Exhibit” refers to a Section of, or an Exhibit to, this Agreement.
(b)	The word “including” means “including without limitation.”

5. General.

        5.1        Parties in Interest. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

        5.2        Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between or among any of the parties hereto relating to the subject matter hereof.

        5.3        Governing Law. This Agreement will be governed by the substantive laws of the Commonwealth of Pennsylvania without regard to the choice of law provisions of such laws.

        5.4        Amendment and Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party or parties to be charged thereunder.

        5.5        Headings and Titles. The headings and titles of Articles, Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing the text hereof.

        5.6         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.